Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
McLeodUSA Incorporated and Subsidiaries
Hiawatha, Iowa

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-141586) on Form S-4 of McLeodUSA Incorporated and Subsidiaries for the registration of $120,000,000 of its 10 1/2% Senior Second Secured Notes due 2011 of our report dated March 21, 2007 relating to our audit of the consolidated financial statement, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
May 9, 2007

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.